Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2014 Results

Second Quarter Net Sales Increased 3.1%;

Two New Stores Opened and One Store Relocated in the Second Quarter

Omaha, Nebraska (August 27, 2014) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its second quarter (thirteen weeks) and six month period (twenty-six weeks) ended August 2, 2014.

Second Quarter Highlights

•	Net sales increased 3.1% to $141.0 million compared to $136.8 million in the thirteen weeks ended August 3, 2013.

•	Two new stores were opened in two new markets and one existing store was relocated in the second quarter as part of our expansion strategy.

•	Diluted loss per share of ($0.16) met the low end of guidance.

Six Month Highlights

•	Net sales increased 5.9% to $284.1 million compared to $268.2 million in the six months ended August 3, 2013.

•	Five new stores were opened in four new markets, including one new state, and one existing market, in addition to the relocation of an existing store, during the six months ended August 2, 2014.

Second quarter sales performance was driven by the ten new stores opened in fiscal 2013 and the five new stores opened during the first six months of fiscal 2014, including two new stores in the second quarter of fiscal 2014, partially offset by a comparable store sales decline of 6.8% in the second quarter. “While we are disappointed with our second quarter sales performance, our earnings per share met the low end of our guidance,” commented Andy Hall, President and Chief Executive Officer. “As we projected at the beginning of the quarter, our second quarter gross profit was negatively impacted by additional markdowns taken to clear aged merchandise. In addition, we reduced our average store inventory by 11% at the end of the second quarter compared to the second quarter last year. Our quarter end inventory level and content positions us to improve our sales and gross margin performance trends in the second half of fiscal 2014.”

Second Quarter Financial Results

Net sales for the thirteen weeks ended August 2, 2014 increased 3.1% to $141.0 million from $136.8 million for the thirteen weeks ended August 3, 2013. Comparable store sales for the second quarter of fiscal 2014 decreased by 6.8% versus a 2.6% comparable store sales decrease in the second quarter of fiscal 2013. Our best performing merchandise category was Apparel, followed by Home and Accessories.

Gross profit, which includes license fees, increased 0.9% to $59.7 million, or 42.3% of net sales, from $59.2 million, or 43.3% of net sales, in the second quarter of fiscal 2013. The 100 basis point reduction in gross margin was due to higher markdowns to clear aged merchandise.

Selling, general and administrative costs were $63.5 million, or 45.0% of net sales, compared to $57.6 million, or 42.1% of net sales, in the second quarter of fiscal 2013. As a percentage of net sales, the increase in expenses was primarily due to deleveraging associated with the decline in comparable store sales, freight, new stores marketing expenses and depreciation expense, as well as pre-opening expenses related to a new distribution center.

Interest expense increased to $1.3 million from $0.1 million in the second quarter of fiscal 2013 due to additional interest associated with the term loan entered into in August 2013 to partially fund the special cash dividend paid in September 2013.

The net loss for the second quarter of fiscal 2014 was ($3.2) million, or $(0.16) per diluted share, which includes interest expense of approximately $0.03 per diluted share, compared to net income of $0.9 million, or $0.05 per diluted share, in the second quarter of fiscal 2013.

Six Month Financial Results

Net sales for the twenty-six weeks ended August 2, 2014 increased 5.9% to $284.1 million from $268.2 million for the twenty-six weeks ended August 3, 2013. Comparable store sales for the six month period ended August 2, 2014 decreased by 4.8% versus a 6.7% comparable store sales decrease for the same period last year. Gross profit, which includes license fees, increased 4.1% to $123.1 million, or 43.3% of net sales, from $118.2 million, or 44.1% of net sales, in the first six months of fiscal 2013. Selling, general and administrative costs were $126.9 million, or 44.7% of net sales, compared to $111.3 million, or 41.5% of net sales, in the first six months of fiscal 2013, and interest expense was $2.5 million compared to $0.2 million in the first six months of fiscal 2013. The net loss for the first six months of fiscal 2014 was ($3.9) million, or $(0.20) per diluted share, compared to net income of $4.2 million, or $0.22 per diluted share, in the first six months of fiscal 2013.

New Stores

In the second quarter, the Company opened two new stores in two new markets of Grand Rapids, MI and Saginaw, MI and relocated an existing store in the St. Louis, MO market. The Company plans to open one additional new store in the third quarter of 2014 in Tyler, Texas. The state of Texas represents Gordmans’ 21st state. The Company will likely close one existing store in the fourth quarter. At the end of 2014, Gordmans will operate 97 stores.

Third Quarter Outlook

For the third quarter of fiscal year 2014 ending November 1, 2014, the Company currently expects net sales to be between $150 and $153 million, which reflect a mid-single digit comparable store sales decrease. As a result of our successful efforts to clear aged merchandise in the second quarter and reducing our quarter end inventory 11% on an average store basis compared to the second quarter last year, the Company expects an improvement in gross profit margin of approximately 40 - 50 bps compared to the third quarter of fiscal 2013. Additional selling, general and administrative expenses related to depreciation and expenses associated with opening the Company’s second distribution center will result in deleveraging of expenses. The Company projects a diluted loss per share in the range of $(0.11) to $(0.07), which includes a $0.03 impact of interest expense vs. $0.02 last year.

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 27, 2014 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 97 stores in 20 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	August 2, 2014	February 1, 2014
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,052	$5,759
Accounts receivable	3,292	2,755
Landlord receivable	4,294	4,716
Income taxes receivable	6,348	3,809
Merchandise inventories	96,077	94,711
Deferred income taxes	2,786	2,815
Prepaid expenses and other current assets	9,172	8,361

Total current assets	133,021	122,926
PROPERTY AND EQUIPMENT, net	85,700	76,393
INTANGIBLE ASSETS, net	1,863	1,906
OTHER ASSETS, net	5,882	5,762

TOTAL ASSETS	$226,466	$206,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$67,373	$42,561
Accrued expenses	28,781	28,748
Current portion of long-term debt	6,463	7,813

Total current liabilities	102,617	79,122

NONCURRENT LIABILITIES:
Long-term debt, less current portion	43,875	44,437
Deferred rent	32,143	31,591
Deferred income taxes	9,832	9,553
Other liabilities	373	479

Total noncurrent liabilities	86,223	86,060

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	20	19
Additional paid-in capital	53,454	53,795
Accumulated deficit	(15,848)	(12,009)

Total stockholders’ equity	37,626	41,805

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$226,466	$206,987

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended August 2, 2014 (Unaudited)	13 Weeks Ended August 3, 2013 (Unaudited)	26 Weeks Ended August 2, 2014 (Unaudited)	26 Weeks Ended August 3, 2013 (Unaudited)
Net sales	$141,039	$136,769	$284,061	$268,203
License fees from leased departments	1,942	1,768	4,161	3,689
Cost of sales	(83,251)	(79,317)	(165,118)	(153,681)

Gross profit	59,730	59,220	123,104	118,211
Selling, general and administrative expenses	(63,494)	(57,600)	(126,852)	(111,273)

Income / (loss) from operations	(3,764)	1,620	(3,748)	6,938
Interest expense, net	(1,341)	(117)	(2,538)	(238)

Income / (loss) before taxes	(5,105)	1,503	(6,286)	6,700
Income tax (expense) / benefit	1,916	(569)	2,365	(2,518)

Net income / (loss)	$(3,189)	$934	$(3,921)	$4,182

Basic earnings / (loss) per share	$(0.16)	$0.05	$(0.20)	$0.22
Diluted earnings / (loss) per share	$(0.16)	$0.05	$(0.20)	$0.22

Basic weighted average shares outstanding	19,360,394	19,256,495	19,356,156	19,249,642
Diluted weighted average shares outstanding	19,360,394	19,356,867	19,356,156	19,339,099

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200